SCHWARTZ INVESTMENT TRUST

Schwartz Value Focused Fund

Ave Maria Value Fund

Ave Maria Growth Fund

Ave Maria Rising Dividend Fund

Ave Maria World Equity Fund

Ave Maria Focused Fund

Ave Maria Bond Fund

SPECIAL Meeting of Shareholders ADJOURNED!

WE NEED YOUR PARTICIPATION ASAP!

Dear Valued Shareholder,

We have been trying to reach you regarding the Special Meeting of Shareholders of the above-mentioned Funds (the “Funds”). The Special Meeting of Shareholders was originally slated for April 24th, 2025, but has been adjourned until May 8, 2025 due to a lack of shareholder participation. Our records indicate we have not yet received your vote. Therefore, we are asking you to please take a moment now to submit your vote. Shareholders are being asked to vote on the following proposals:

Proposal 1:	To Approve a Proposed New Investment Advisory Agreement between Schwartz Investment Counsel, Inc. and each Fund.
Proposal 2:	To Approve any Adjournments of the Meeting from Time to Time to Solicit Additional Proxies if There are Insufficient Votes at the Time of the Meeting to Constitute a Quorum or to Approve the First Proposal.

The full proxy statement is available for your review here: www.OkapiVote.com/AveMaria

Because there is a great deal of information in the materials, I would like to highlight the following key points. Under the New Investment Advisory Agreements, there will be:

1.	No change to the investment adviser (Schwartz Investment Counsel, Inc. will remain the Funds’ investment adviser).
2.	No change to the investment advisory fees.
3.	No change in the way the Funds are managed.
4.	Mr. George P. Schwartz will continue in his role as Executive Chairman

Reasoning for the New Investment Advisory Agreements:

It is anticipated that Mr. George P. Schwartz, founder and principal of the Adviser, will equally transfer all of his ownership interest in the Adviser (currently 37.99%) to his five children, who are all long-time employees of the Adviser. Mr. George P. Schwartz will continue in his role as Executive Chairman after the transfer. Because Mr. George P. Schwartz beneficially owns greater than 25% of the outstanding shares of the Adviser and will transfer all of his shares, this may be deemed to be a change in control of the Adviser under the Investment Company Act of 1940, as amended (“1940 Act”).

Pursuant to the 1940 Act, this deemed change in control of the Adviser will trigger an automatic termination of the Present Investment Advisory agreement between the Adviser and each Fund. Accordingly, a New Investment Advisory Agreement must be approved by each Fund’s shareholders in order for the Adviser to continue to provide investment advisory services to the Funds. Other than their effective and termination dates, there are no material differences between the Present Investment Advisory Agreements and the proposed New Investment Advisory Agreements.

In order for your vote to be represented, we must receive your voting instructions. PLEASE SUBMIT YOUR VOTE TODAY USING THE URL AND CONTROL NUMBER PROVIDED IN YOUR EMAIL.

The Board of TRUSTEES UNANIMOUSLY recommends that shareholders vote “For” the ProposalS

If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at (888) 785-6709 or by email at: AveMaria@okapipartners.com.

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